Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES, POWERS

AND RIGHTS

OF

CLASS A CONVERTIBLE PREFERRED STOCK

OF

CARVANA CO.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), CARVANA CO., a Delaware corporation (the “Corporation”), certifies that, pursuant to the authority conferred upon its Board by the Certificate of Incorporation, as amended, of the Corporation, the Board on December 5, 2017 adopted the following resolution creating a series of Preferred Stock:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of the Corporation by the provisions of ARTICLE FOUR of the Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the DGCL, the Board hereby creates and provides for the issue of a series of Preferred Stock, with an initial stated value of $1,000.00 per share, of the Corporation to be known and designated as Class A Convertible Preferred Stock, and that the designation and number of shares, and the relative rights, powers, preferences, and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Corporation, as amended, that are applicable to Preferred Stock generally) shall be as follows:

A. Certain Definitions. When used in this Certificate of Designations, the following terms shall have the meanings specified:

“10 Day VWAP” means the average of the VWAP per share of Common Stock for each of ten consecutive full Trading Days.

“14C Expiration Date” means the date immediately following the expiration of the 20 calendar day period commencing on the stated date of distribution to the Corporation’s stockholders in accordance with Rule 14c-2 of Regulation 14C promulgated under the Exchange Act of a definitive Information Statement on Schedule 14C filed by the Corporation with the SEC relating to the issuance of the Convertible Preferred Stock.

“Accumulated Dividends” means, with respect to any share of Convertible Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until such date. There shall be no Accumulated Dividends with respect to any share of Convertible Preferred Stock prior to the Issue Date.

“Board” means the board of directors of the Corporation.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Bylaws” means the Corporation’s Amended and Restated Bylaws, as may be amended from time to time.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) Common Stock, Preferred Stock or other equity interests issued by the Corporation, any Subsidiary of the Corporation or any other Person, as applicable.

“Certificate of Incorporation” means the Corporation’s Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

“Change of Control” means the occurrence of one of the following:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act obtains direct or indirect ultimate beneficial ownership of Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock, other than any transaction in which the Persons that beneficially owned, directly or indirectly, Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, shares representing a majority of the total voting power of all outstanding classes of shares of the continuing or surviving Person or the ultimate resulting parent entity immediately after the transaction; or

(ii) consummation of any consolidation, merger or share exchange of the Corporation or any sale, lease or other transfer of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s Subsidiaries, in each case pursuant to which the Common Stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than any such consolidation, merger, share exchange or similar extraordinary transaction in which the Persons that beneficially owned, directly or indirectly, Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, shares representing a majority of the total voting power of all outstanding classes of shares of the continuing or surviving Person or the ultimate resulting parent entity immediately after the transaction.

“Change of Control Effective Date” has the meaning set forth in Section I.1.

“Change of Control Exchange” has the meaning set forth in Section I.1.

“Class B Common Stock” means the Corporation’s Class B common stock, par value $0.001 per share.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a

United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained by the Corporation for such purpose.

“Common Stock” means the Corporation’s Class A Common Stock, par value $0.001 per share.

“Conversion Date” means the date on which a Holder complies with the procedures in Section H.1, with regard to shares of Convertible Preferred Stock subject to such conversion.

“Conversion Price” means, for each share of Convertible Preferred Stock, $19.6945, subject to adjustment as set forth herein.

“Convertible Preferred Stock” has the meaning set forth in Section B.

“Constituent Person” has the meaning set forth in Section K.1.

“Current Market Price” means, for each share of Common Stock as of any applicable Record Date for any issuance, distribution, dividend or other action, the arithmetic average of the VWAP per share of Common Stock for each of the five consecutive full Trading Days ending on the Trading Day immediately preceding the Record Date with respect to such issuance, distribution, dividend or other action, as the case may be, appropriately adjusted to take into account the occurrence during such period of any event described in Section J.

“Distributed Property” has the meaning set forth in Section J.3.

“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2018.

“Distribution Transaction” means any transaction by which a Subsidiary of the Corporation ceases to be a Subsidiary of the Corporation by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend Period” means the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial “Dividend Period,” which shall be the period from, and including, the Issue Date to, but excluding, March 15, 2018.

“Dividend Rate” means the rate per annum of 5.5% per share of Convertible Preferred Stock on the Liquidation Preference.

“Dividend Record Date” means, with respect to any Dividend Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding such Dividend Payment Date.

“Equivalent Securities” means a number of shares of Common Stock calculated by dividing the amount of the Change of Control Price to be paid in Equivalent Securities by the 10 Day VWAP ending on the second Trading Day immediately preceding the Change of Control.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated April 27, 2017, by and among the Corporation, Carvana Group LLC, Carvana Co. Sub LLC and the holders of the LLC Units party thereto.

“Exchange Property” has the meaning set forth in Section K.1.

“Expiration Date” has the meaning set forth in Section J.2.

“Fair Market Value” means:

(i) with respect to any asset constituting cash or cash equivalents, the amount of such cash or cash equivalents, and

(ii) with respect to any security or other property (other than cash or cash equivalents), the fair market value of such security or other property, as reasonably determined by a majority of the Board or an authorized committee thereof, in each case acting in good faith.

“Holder” or “holder” means a holder of record of the Convertible Preferred Stock.

“Issue Date” means December 5, 2017, the original date of issuance of the Convertible Preferred Stock.

“Junior Securities” has the meaning set forth in Section C.

“Liquidation Preference” means $1,000.00 per share of Convertible Preferred Stock.

“Liquidation Preference Amount” has the meaning set forth in Section G.1.

“LLC Unit Exchange” means any exchange of LLC Units and, if applicable, Class B Common Stock, for Common Stock or cash pursuant to the Exchange Agreement.

“LLC Units” means the Class A common units and Class B common units of Carvana Group LLC.

“Market Disruption Event” means any of the following events:

(i) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(ii) any event that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or to obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or to obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Nonpayment” has the meaning set forth in Section E.3.

“Nonpayment Directors” has the meaning set forth in Section E.3.

“Nonpayment Remedy” has the meaning set forth in Section E.3.

“NYSE” means the New York Stock Exchange and its successors.

“Parity Securities” means any class or series, or any shares of any class or series, of Capital Stock of the Corporation (other than the Convertible Preferred Stock) that ranks equally with the Convertible Preferred Stock with respect to priority of dividend rights and rights on liquidation, winding up and dissolution of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or other entity.

“Preferred Stock” means the Corporation’s class of authorized Preferred Stock, $0.01 par value per share.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.

“Reorganization Event” has the meaning set forth in Section K.1.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” of the Corporation means:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation (or a combination thereof); and

(ii) any partnership (i) the sole general partner or the managing general partner of which is the Corporation or a Subsidiary of the Corporation or (ii) the only general partners of which are the Corporation or one or more Subsidiaries of the Corporation (or any combination thereof).

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trigger Event” has the meaning set forth in Section J.4.

“Voting Stock” as of any date means the Capital Stock of the Corporation that is at the time entitled to vote in the election of the Board. For the avoidance of doubt, the Convertible Preferred Stock does not constitute Voting Stock.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “Carvana Co.” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained by the Corporation for such purpose).

B. Designation and Amount. The shares of the series of Preferred Stock designated hereby shall be designated as “Class A Convertible Preferred Stock” (the “Convertible Preferred Stock”), and the number of shares constituting such series shall be one-hundred thousand (100,000). Such number of shares may be decreased by resolution of the Board as provided in the Certificate of Incorporation; provided, that no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than that of the shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation exercisable for or convertible into the Convertible Preferred Stock. Shares of the Convertible Preferred Stock shall be issued in certificated form in restricted accounts at the Corporation or its transfer agent and registered in the Holders’ respective names.

C. Ranking. The Convertible Preferred Stock shall, with respect to dividend rights and rights on the liquidation, winding up and dissolution of the Corporation, rank senior to: (i) the Common Stock, (ii) all other classes and series, and all shares of all other classes and series, of Capital Stock of the Corporation now authorized, issued or outstanding and (iii) all other classes and series, and all shares of all other classes and series, of Capital Stock of the Corporation hereafter authorized, issued or outstanding that do not not expressly rank pari passu or senior to the Convertible Preferred Stock (collectively, the “Junior Securities”).

D.    Dividends.

1. Holders shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for payment, cumulative dividends in cash at the Dividend Rate. To the extent that the Corporation is legally permitted to pay dividends, the Corporation’s Board shall declare and the Corporation shall pay dividends in cash on each Dividend Payment Date.

Dividends on the Convertible Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid, or, if no dividends have been paid, from the Issue Date (whether or not in any Dividend Period or Periods any agreements of the Corporation prohibit the current payment of dividends, there shall be funds of the Corporation legally available for the payment of such dividends or the Corporation declares the payment of dividends), and shall be paid in cash. Dividends shall be payable in arrears on each Dividend Payment Date (commencing on March 15, 2018) to the Holders as they appear on the Corporation’s stock register at the close of business on the relevant Dividend Record Date. Accumulations of dividends on shares of Convertible Preferred Stock for any past Dividend Periods may be declared and paid at any time to Holders not more than 30 nor less than 10 calendar days immediately preceding any Dividend Payment Date and shall not bear interest.

The Corporation shall provide not less than 10 Trading Days’ notice prior to any such Dividend Payment Date. Dividends payable for any period less than a full quarterly Dividend Period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

2. No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.

3. No dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Securities and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Securities or Junior Securities, nor may any Parity Securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Securities or Junior Securities) by the Corporation or on behalf of the Corporation at any time when Accumulated Dividends are outstanding except by:

(i) conversion into or exchange for shares of Junior Securities and cash solely in lieu of fractional shares of Parity Securities or Junior Securities (in the case of Parity Securities) or Junior Securities (in the case of Junior Securities);

(ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority), unless all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Convertible Preferred Stock and any Parity Securities for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition; and

(iii) cancellation of Class B Common Stock and issuance of new Common Stock or payment of cash in connection with any LLC Unit Exchange.

Notwithstanding the foregoing, if Accumulated Dividends are outstanding on the Convertible Preferred Stock, dividends may be declared and paid on the Convertible Preferred Stock and any Parity Securities so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Convertible Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that Accumulated Dividends per share on the shares of Convertible Preferred Stock and accumulated and unpaid dividends on such Parity Securities bear to each other at the time of declaration.

4. Holders shall not be entitled to any dividend in excess of full cumulative dividends, and shall not participate in dividends on the Common Stock.

5. If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate as the case may be, in respect of the delay.

6. Holders at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares in accordance with Section H.1 or Section L.1 following such Dividend Record Date or the Corporation’s default in payment of the dividend due on such Dividend Payment Date. Except as provided in Sections H, J and K, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Convertible Preferred Stock or for dividends on the shares of Common Stock issued upon conversion.

E. No Voting Rights.

1. The Convertible Preferred Stock shall have no voting rights and no right to vote as a separate class, except as required by, and cannot be waived under, the DGCL, and except that the terms and provisions of this Certificate of Designation may not be altered, amended or repealed in whole or in part, by merger or otherwise, so as to adversely affect the powers, preferences or special rights of the shares of Convertible Preferred Stock without the affirmative vote of the Holders of a majority of the outstanding shares of Convertible Preferred Stock, voting together as a separate class on an as-converted basis for the shares of Convertible Preferred Stock held by such Holder. For purposes of clarification, the Convertible Preferred Stock will not have a right to vote on any merger or consolidation in which the Holders are entitled to receive the amount and kind of consideration such Holders would have been entitled to receive if the Convertible Preferred Stock had been converted to Common Stock immediately prior to the merger or consolidation becoming effective, including the right to make an election of consideration to the same extent as the holders of Common Stock are afforded such right. The Convertible Preferred Stock does not constitute Voting Stock.

2. So long as any shares of Convertible Preferred Stock shall be outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent, waiver or approval of the Holders of at least a majority of the shares of the Convertible Preferred Stock then outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: (i) amend, alter, change or repeal the Certificate of Incorporation, or waive any provisions thereof, in a manner that would reasonably be expected to adversely affect the rights, preferences or powers of the Holders, (ii) amend, alter, change or repeal the rights, preferences or powers of Convertible Preferred Stock or (iii) authorize, create, increase the authorized amount of, reclassify into, Parity Securities, or any class or series, or any shares of any class or series, of Capital Stock of the Corporation ranking senior in priority to the Convertible Preferred Stock with respect to the right to dividends or preference on liquidation (including additional shares of Preferred Stock); provided, however, that for all purposes of this Section E.2, any increase in the amount of the Corporation’s authorized Convertible Preferred Stock or the creation or issuance of any shares of Junior Securities, or any increase in the amount of authorized shares of Junior Securities, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of Holders as specified herein. Without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Convertible Preferred Stock by amending or supplementing the Certificate of Incorporation, this Certificate of Designations or any stock certificate representing shares of the Convertible Preferred Stock: (i) to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument; or (ii) to make any other change that does not affect the rights, preferences, privileges or voting powers of any Holder (other than any Holder that consents to such change).

3. Whenever dividends on any shares of Convertible Preferred Stock have not been declared and paid for the equivalent of six or more Dividend Periods (including, for the avoidance of doubt, the Dividend Period beginning on, and including, the Issue Date and ending on, but excluding, March 15, 2018), whether or not for consecutive Dividend Periods (a “Nonpayment”), the Holders shall be entitled at the Corporation’s next special or annual meeting of stockholders to vote for, as a separate class, the election of a total of two additional members of the Board (any directors elected pursuant to this Section E.3, the “Nonpayment Directors”).

(i) Holders representing a majority of the Convertible Preferred Stock shall have the right to designate for nomination by the Board nominees for election as Nonpayment Directors (the “Nonpayment Director Nominees”). Notwithstanding anything to the contrary, neither the Board nor any committee thereof shall be under any obligation to nominate and recommend a Nonpayment Director Nominee to the extent it determines (a “Disqualification Determination”), in good faith and after consideration of specific written advice of outside counsel (a copy of which will be provided to nominating Holders), that such recommendation would reasonably be expected to violate their duties under applicable law because (A) such nominee is unfit to serve as a director of a company listed or quoted on the primary stock exchange or quotation system on which the Corporation’s Common Stock is listed or quoted or (B) service by such nominee as a Director would reasonably be expected to violate applicable law, the NYSE Listed Company Manual or, if the Corporation is not listed on the NYSE, any comparable rule or regulation of the primary stock exchange or quotation system on which the Common Stock is listed or quoted, in which case the Corporation shall provide the Holders with a reasonable opportunity to designate an alternate Nonpayment Director Nominee.

(ii) In the event of a Nonpayment, the number of directors then constituting the Board shall be increased by two, and the Nonpayment Directors Nominees shall be nominated for election at a special meeting of stockholders called by the Board at the request of the Holders of at least 20% of the then outstanding shares of Convertible Preferred Stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the Holders continue to have the rights to elect a Nonpayment Director.

(iii) For purposes of this Section E.3, whether a plurality, majority or other portion of the Convertible Preferred Stock has been voted in favor of any matter shall be determined by reference to the Liquidation Preference Amounts of the Convertible Preferred Stock voted.

(iv) Any request to call a special meeting for the initial election of any Nonpayment Directors shall be made by written notice, signed by the requisite Holders, and delivered to the Corporation in the manner set forth in the Certificate of Incorporation or as may otherwise be required by law.

(v) If and when all accumulated and unpaid dividends on the Convertible Preferred Stock have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “Nonpayment Remedy”), the Holders shall immediately and, without any further action by the Corporation, be divested of the voting rights described in this Section E.3, subject to the revesting of such rights in the event of each subsequent Nonpayment.

(vi) If such voting rights for the Holders shall have terminated, the term of office of each Nonpayment Director so elected shall terminate at such time immediately and without any further action from the Corporation and the number of directors on the Board shall automatically decrease by two.

(vii) Any Nonpayment Director may be removed at any time without cause by the Holders (voting together as a single class), in each case, when they have the rights to elect Nonpayment Directors described in this Section E.

(viii) In the event that a Nonpayment shall have occurred and there has not been a Nonpayment Remedy, a vacancy in the office of a Nonpayment Director (other than prior to the initial election of a Nonpayment Director) may be filled by the written consent of any Nonpayment Director remaining in office or, if none remains in office, by a vote of the Holders of a majority of the shares of the Convertible Preferred Stock then outstanding when they have the rights to elect a Nonpayment Director described in this Section E.3, subject in each case to the right of the Board to make a Disqualification Determination with respect to such replacement Nonpayment Director, in which case the applicable party shall select a different candidate acceptable to the Board. Any such vote of the Holders to remove, or to fill a vacancy in the office of, a Nonpayment Director may be taken only at a special meeting of stockholders of the Corporation, called as provided above for an initial election of a Nonpayment Director (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, failing which election shall be held at such next annual or special meeting of stockholders of the Corporation).

(ix) The Nonpayment Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote. Each Nonpayment Director elected at any special meeting of stockholders of the Corporation or by written consent of the other Nonpayment Director shall hold office until the next annual meeting of the stockholders of the Corporation if such office shall not have previously terminated and such Nonpayment Director shall not have been removed from such office, in each case as above provided.

F. Reacquired Shares. Any shares of Convertible Preferred Stock redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. The Corporation shall take all such action as are necessary to cause all such shares (and compliance with any applicable provisions of the laws of the State of Delaware) to become authorized but unissued shares of Preferred Stock and may be redesignated and reissued as part of any other series of Preferred Stock, subject to the conditions or restrictions on authorizing, or creating, or issuing any class or series, or any shares of any class or series, set forth in Section E.2.

G. Liquidation, Dissolution, or Winding Up.

1. In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders or the proceeds thereof the Liquidation Preference plus Accumulated Dividends on the date fixed for liquidation, winding-up or dissolution (collectively, the “Liquidation Preference Amount”) in preference to the holders of, and before any payment or distribution is made on, any Junior Securities, including, without limitation, the Common Stock.

2. Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of the Corporation) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section G.

3. After payment to the Holders of full preferential amounts provided for in this Section G, the Holders as such shall have no right or claim to any of the remaining assets of the Corporation.

4. In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Securities upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section G, no such distribution shall be made on account of any shares of Parity Securities upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Convertible Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Convertible Preferred Stock and of any Parity Securities are entitled upon such liquidation, winding-up or dissolution.

H. Conversion.

1. Subject to the provisions of Section H.2, beginning on the 14C Expiration Date, each Holder shall have the right, at any time and from time to time, at such Holder’s option, to convert any or all of such Holder’s shares of Convertible Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the Conversion Price. Each share of Convertible Preferred Stock shall be convertible into: (i) the number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) determined by dividing (A) $1,000.00 by (B) the Conversion Price in effect at the close of business on the applicable Conversion Date, plus (ii) cash in lieu of fractional shares in accordance with Section J.12.

(i) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Convertible Preferred Stock: (i) shall be duly authorized, validly issued and fully paid and non-assessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on the NYSE if shares of Common Stock generally are so listed (or the other principal United States securities exchange or automated quotation system on which the Common Stock is listed, quoted or admitted to trading, if any).

2. A Holder must do each of the following in order to convert shares of Convertible Preferred Stock pursuant to this Section H.2:

(i) complete and manually sign the conversion notice provided by the Corporation (the form of which is attached hereto as Exhibit A), and deliver such notice to the Corporation;

(ii) deliver to the Corporation the certificate or certificates representing the shares of Convertible Preferred Stock to be converted;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes.

3. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Convertible Preferred Stock, such shares of Convertible

Preferred Stock shall cease to be outstanding, and any Accumulated Dividends on such Convertible Preferred Stock shall be cancelled, other than Accumulated Dividends, if any, that have been declared but not yet paid, which shall be paid out in accordance with Section D.6. For the avoidance of doubt, any cancellation of Accumulated Dividends pursuant to this Section H.3 shall not affect the right of a converting Holder to receive shares of Common Stock pursuant to Section H.5.

4. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Convertible Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant conversion procedures contained in Section H.2 (and in any event no later than three Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section J.12) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Convertible Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Corporation shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

5. No adjustment to shares of Convertible Preferred Stock being converted on a Conversion Date or to the shares of Common Stock deliverable to the Holders upon the conversion thereof shall be made in respect of dividends payable to holders of the Common Stock as of any date prior to the close of business on such Conversion Date. On any Conversion Date, the Corporation shall (i) at the Corporation’s sole election, declare all or a portion of any Accumulated Dividends on the Convertible Preferred Stock in cash, out of funds of the Corporation legally available for payment of such Accumulated Dividends, in accordance with Section D and (ii) issue to the Holders converting such Preferred Stock the number of shares of Common Stock (rounded down to the nearest whole share) determined by dividing (A) the Accumulated Dividends (other than Accumulated Dividends, if any, that have been declared by the Board but not yet paid, including pursuant to prong (i) above) on such Convertible Preferred Stock being converted by (B) the 10 Day VWAP ending on the second Trading Day immediately preceding the Conversion Date.

6. Shares of Convertible Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Corporation in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

I. Change of Control Exchange.

1. Upon the occurrence of a Change of Control, each Holder as of the Change of Control Effective Date shall have the option, during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is 20 Business Days after the Change of Control Effective Date, to require the Corporation (or its successor) to purchase, out of funds legally available therefor, any or all of its shares of Convertible Preferred Stock at a purchase price per share, payable at the Corporation’s option in cash or, beginning on the 14C Expiration Date, Equivalent Securities or a combination thereof, in each case in an aggregate amount (such amount, the “Change of Control Price”) equal to 1.01 multiplied by the Liquidation Preference, plus Accumulated Dividends (a “Change of Control Exchange”).

2. On or before the 20th Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control will occur or has occurred), a written notice shall be sent by or on behalf of the Corporation, by overnight courier to the Holders as they appear in the records of the Corporation. Such notice shall contain:

(i) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Change of Control has occurred); and

(ii) the date, which shall be 20 Business Days after the Change of Control Effective Date, by which the Holder must elect to effect a Change of Control Exchange.

3. On the Change of Control Effective Date (or if the Corporation discovers that a Change of Control has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Corporation, by overnight courier to the Holders as they appear in the records of the Corporation. Such notice shall contain:

(i) the date, which shall be 20 Business Days after the Change of Control Effective Date, by which the Holder must elect to effect a Change of Control Exchange;

(ii) the combination of cash and Equivalent Securities the Corporation intends to settle any Change of Control Exchange with;

(iii) the purchase or exchange date for such shares, which shall be no less than 10 and no greater than 20 Business Days from the date by which the Holder must elect to effect a Change of Control Exchange; and

(iv) the instructions a Holder must follow to effect a Change of Control Exchange in connection with such Change of Control.

4. To exercise a Change of Control Exchange, a Holder must, no later than 5:00 p.m., New York City time, on the date by which such election must be made, surrender to the Corporation the certificates representing the shares of Convertible Preferred Stock to be sold or exchanged and indicate in writing that it is electing to effect a Change of Control Exchange pursuant to Section I(i) or Section I(ii), as applicable.

5. Upon a Change of Control Exchange, the Corporation shall deliver or cause to be delivered to the Holder the amount of cash and Equivalent Securities to to be delivered to such Holder in exchange for its shares of Convertible Preferred Stock.

6. If a Holder does not elect to effect a Change of Control Exchange pursuant to this Section I with respect to all of its shares of Convertible Preferred Stock, the shares of Convertible Preferred Stock held by it and not surrendered for exchange will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled.

7. In the event that a Change of Control Exchange is effected with respect to shares of Convertible Preferred Stock representing less than all the shares of Convertible Preferred Stock held by a Holder, upon such Change of Control Exchange, the Corporation shall execute and deliver to such Holder, at the expense of the Corporation, a certificate evidencing the shares of Convertible Preferred Stock held by the Holder as to which a Change of Control Exchange was not effected.

8. No fractional shares of Common Stock will be delivered to the Holders upon any Change of Control Exchange that the Corporation has elected to settle, in whole or in part, with Equivalent Securities. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Corporation’s sole discretion, either: (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the 10 Day VWAP ending on the second Trading Day immediately preceding the Change of Control or (ii) one additional whole share of Common Stock.

J. Anti-Dilution Adjustments. The Conversion Price will be subject to adjustment, without duplication, under the following circumstances, except that the Corporation shall not make any adjustment to the Conversion Price in respect of any dividend or distribution covered by this Section J to the extent a Holder participates in such dividend or distribution equally and ratably on an as-converted basis for the shares of Convertible Preferred Stock held by such Holder.

1. In the event of an issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x (OS0 / OS1)

CP0	=	the Conversion Price in effect immediately prior to the close of business on: (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification
CP1	=	the new Conversion Price in effect immediately after the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification
OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on: (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification
OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to this Section J.1 shall be effective immediately prior to the open of business on the Trading Day immediately following the Record Date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination or reclassification.

If any such event is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date on which the Board announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

2. In the event that the Corporation or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or an exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section J.4 or an LLC Unit Exchange) by the Corporation or a Subsidiary of the Corporation for all or any portion of the Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Price of the Common Stock on the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) (the “Expiration Date”), the Conversion Price in effect immediately prior to the close of business on the fifth full Trading Day immediately following, and including, the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(SP1 x OS0) / (FMV + (SP1 x OS1))]

CP0	=	the Conversion Price in effect immediately prior to the close of business on the fifth full Trading Day immediately following, and including, the Expiration Date
CP1	=	the new Conversion Price in effect immediately after the close of business on the fifth full Trading Day immediately following, and including, the Expiration Date
FMV	=	the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn as of the Expiration Date
OS0	=	the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer)
OS1	=	the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer)
SP1	=	the arithmetic average of the VWAP for each of the five consecutive full Trading Days commencing with, and including, the Expiration Date

Such adjustment shall occur on the fifth full Trading Day immediately following, and including, the Expiration Date, and notwithstanding anything to the contrary in Section H, the Holders shall not be entitled to convert any shares of Convertible Preferred Stock prior to such fifth Trading Day.

3. In the event that the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (subject to an exception for cash in lieu of fractional shares), cash, shares of any class of Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding: (i) dividends or distributions referred to in Section J.1 hereof, (ii) rights, options or warrants distributed in connection with a stockholder rights plan or (iii) Distribution Transactions as to which Section J.4 shall apply (any of such shares of Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case, the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(SP0 - FMV) / SP0]

CP0	=	the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CP1	=	the new Conversion Price in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0	=	the Current Market Price as of the Record Date for such dividend or distribution
FMV	=	the Fair Market Value of the portion of Distributed Property (or, with respect to dividends or distributions paid exclusively in cash, the amount in cash) distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution

If any such event is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date on which the Board announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

4. In the event that the Corporation effects a Distribution Transaction, in which case the Conversion Price in effect immediately prior to the close of business on the fifth full Trading Day immediately following, and including, the effective date of the Distribution Transaction, the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [MP0 / (FMV + MP0)]

CP0	=	the Conversion Price in effect immediately prior to the close of business on the fifth full Trading Day immediately following, and including, the effective date of the Distribution Transaction
CP1	=	the new Conversion Price in effect immediately after the close of business on the fifth full Trading Day immediately following, and including, the effective date of the Distribution Transaction
FMV	=	the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained by the Corporation for such purpose), for each of the five consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction
MP0	=	the arithmetic average of the VWAP for each of the five consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

Such adjustment shall occur on the fifth full Trading Day immediately following, and including, the effective date of the Distribution Transaction, and notwithstanding anything to the contrary in Section H, the Holders shall not be entitled to convert any shares of Convertible Preferred Stock prior to such fifth Trading Day.

If the Corporation has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Convertible Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have: (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Price will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of Common Stock as described in Section J.3, subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock or other property or securities, the Conversion Price shall be appropriately readjusted as if such stockholder rights had not been issued, but the Corporation had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section J.1 or Section J.3, as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights. Notwithstanding the foregoing, to the extent any such rights are exchanged by the Corporation for shares of Common Stock, the Conversion Price shall be appropriately readjusted as if such rights had not been issued, but the Corporation had instead issued the shares of Common Stock issued upon such exchange as a dividend or distribution of shares of Common Stock subject to Section J.1.

Notwithstanding anything to the contrary in the preceding two paragraphs of this Section J, no adjustment shall be required to be made to the Conversion Price with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Convertible Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.

5. All adjustments to the Conversion Price shall be calculated by the Corporation to the nearest 1/10th of a cent and all conversions based thereon shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Price will be required unless such adjustment would require an increase or a decrease to the Conversion Price of at least $0.01; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than $0.01 that has not been made will be made upon any Conversion Date.

6. (i) Except as otherwise provided in this Section J, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii) Except as otherwise provided in this Section J, the Conversion Price will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii) No adjustment to the Conversion Price will be made:

(1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(2) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(3) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security;

(4) upon the issuance of any shares of Common Stock or payment of cash pursuant to an LLC Unit Exchange; or

(5) for a change in the par value of the Common Stock.

7. After an adjustment to the Conversion Price under this Section J, any subsequent event requiring an adjustment under this Section J shall cause an adjustment to each such Conversion Price as so adjusted.

8. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section J under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section J is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

9. The Corporation may, but shall not be required to, make such reductions in the Conversion Price, in addition to those required by this Section J, as a majority of the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

10. The Corporation may, but shall not be required to, from time to time, to the extent permitted by applicable law and in its sole discretion, reduce the Conversion Price by any amount for any period of at least 20 Business Days if a majority of the Board (taking into account, among other considerations, the impact of possible income or withholding taxes on the Holders) has determined that such reduction would be in the Corporation’s best interests.

11. Whenever the Conversion Price is adjusted as provided under this Section J, the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Corporation makes an adjustment pursuant to Section J.9 or Section J.10:

(i) compute the adjusted applicable Conversion Price in accordance with this Section J; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.

12. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Corporation’s sole discretion, either: (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole share of Common Stock. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Convertible Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Convertible Preferred Stock of such Holder that are being converted on any single Conversion Date.

K. Adjustment for Reorganization Events.

1. In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock (but not the Convertible Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Corporation, in each case pursuant to which the Common Stock (but not the Convertible Preferred Stock) is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Convertible Preferred Stock) into other securities (each of the foregoing clauses (i) through (iii) is referred to as a “Reorganization Event”), each share of Convertible Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section K.4, remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Convertible Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Convertible Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference Amount applicable at the time of such subsequent conversion; provided, that, the foregoing shall not apply if such Holder is a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section K.1, the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

2. The above provisions of this Section K shall similarly apply to successive Reorganization Events and the provisions of Section J shall apply to any shares of Capital Stock (or capital stock of any other Person) received by the holders of the Common Stock in any such Reorganization Event.

3. The Corporation (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section K.

4. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless: (i) such agreement provides for, or does not interfere with or prevent (as applicable), conversion of the Convertible Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this

Section K and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Convertible Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

L. Mandatory Conversion.

1. At any time on or after the later of (x) the one year anniversary of the Issue Date and (y) the 14C Expiration Date, the Corporation shall have the right, at its option, to give notice of its election to cause all outstanding shares of Convertible Preferred Stock to be automatically converted into: (i) the number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) (such amount, the “Conversion Shares”), determined for each share of Convertible Preferred Stock by dividing (A) $1,000.00 by (B) the Conversion Price in effect at the close of business on the applicable Conversion Date, plus (ii) cash in lieu of fractional shares in accordance with Section J.12. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section L only if the 10 Day VWAP ending on the second Trading Day immediately preceding the Mandatory Conversion Notice Date equals or exceeds 150% of the Conversion Price.

2. To exercise the mandatory conversion right described in Section L.1, the Corporation must send notice of its intention to convert the Convertible Preferred Stock to all Holders by first class mail prior to the open of business on the first Trading Day following any date on which the condition described in Section L.1 is met (the “Mandatory Conversion Notice Date”). The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be no later than 10 calendar days after the date on which the Corporation sends notice as described in this Section L.2.

3. At its sole option, the Corporation may settle any whole number of Conversion Shares in cash in lieu of issuing shares of Common Stock. The amount of any such cash payment (the “Cash Payment Amount”) for each share of Common Stock shall be the 10 Day VWAP ending on the second Trading Day immediately preceding the Mandatory Conversion Notice Date.

4. In addition to any information required by applicable law or regulation, the notice of a mandatory conversion described in Section L.2 shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Convertible Preferred Stock, the number of shares (if any) to be settled in cash in lieu of Common Stock, and the corresponding Cash Payment Amount per each share of Common Stock; and

(iii) that dividends on the Convertible Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

5. Effective immediately prior to the close of business on the Mandatory Conversion Date applicable to any shares of Convertible Preferred Stock, such shares of Convertible Preferred Stock shall cease to be outstanding.

6. On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Convertible Preferred Stock called for a mandatory conversion pursuant to this Section L and all rights of Holders of such Convertible Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section J.12.

7. No payment or adjustment shall be made upon conversion of Convertible Preferred Stock for Accumulated Dividends or dividends with respect to the Common Stock issued upon such conversion thereof.

8. The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to this Section L unless, prior to giving the mandatory conversion notice, all Accumulated Dividends on the Convertible Preferred Stock (whether or not declared) for all Dividend Periods ended prior to the date of such mandatory conversion notice shall have been paid.

M. Notices. All notices or communications in respect of the Convertible Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first-class mail, postage prepaid, to any Holder at such Holder’s last address appearing on the books of the Corporation, or if given in such other manner, as may be permitted by the terms hereof, in the Certificate of Incorporation or Bylaws or by applicable law.

N. Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, Bylaws or the DGCL.

O. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent, if any, for the Convertible Preferred Stock may deem and treat the record holder of any share of Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

P. Legends. All certificates or other instruments representing Convertible Preferred Stock or Common Stock issuable upon conversion thereof will bear a legend in substantially the following form (excluding the first sentence thereof in the case of any such Common Stock:

1. for which a registration statement covering such Common Stock has been declared effective by the SEC and that has been disposed of pursuant to such effective registration statement; or

2. sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE INVESTMENT AGREEMENT DATED AS OF DECEMBER 4, 2017, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM CARVANA CO. OR ANY SUCCESSOR THERETO, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

Q. Effectiveness. This Certificate of Designations shall be effective upon the filing of the same with the Secretary of State of Delaware.

*    *    *    *

IN WITNESS WHEREOF, CARVANA CO. has caused this Certificate of Designations, Preferences, Powers and Rights of Class A Convertible Preferred Stock to be duly executed by its duly authorized officer, this 5th day of December 5, 2017.

CARVANA CO.

By:	/s/ Paul Breaux
Name:	Paul Breaux
Title:	Vice President, General Counsel and Secretary

Exhibit A

FORM OF NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT

SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Convertible Preferred Stock”), of Carvana Co., a Delaware corporation (the “Corporation”), indicated below into shares of Class A common stock, par value $0.001 per share (“Common Stock”), of the Corporation according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except as described in the Corporation’s Certificate of Designations, Preferences, Powers and Rights classifying the Convertible Preferred Stock (the “Certificate of Designations”).

Conversion calculations:

Date to Effect Conversion:
Number of shares of Convertible Preferred Stock owned prior to Conversion:
Number of shares of Convertible Preferred Stock to be Converted:
Number of shares of Series A Preferred Stock subsequent to Conversion:
Address for Delivery:
OR

DWAC Instruction:
Broker No.:
Account No.

Capitalized terms used but not defined herein have the respective meaning assigned thereto in the Certificate of Designations.

[HOLDER]

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